EuroPacific Growth Fund
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K1 and 48K2, 72DD1 and 72DD2, 73A1 and 73A2, 74A through 74T, 74U1 and 74U2, 74V1 and 74V2, and 75B complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,167,078
Class B	$23,244
Class C	$52,409
Class F	$195,993
Total	$1,438,724
Class 529-A	$14,493
Class 529-B	$1,259
Class 529-C	$3,746
Class 529-E	$720
Class 529-F	$1,021
Class R-1	$2,306
Class R-2	$16,094
Class R-3	$127,609
Class R-4	$205,109
Class R-5	$417,988
Total	$790,345

Item 73A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$1.0060
Class B	$0.6408
Class C	$0.6357
Class F	$1.0028
Class 529-A	$1.0001
Class 529-B	$0.6041
Class 529-C	$0.6222
Class 529-E	$0.8506
Class 529-F	$1.0875
Class R-1	$0.6605
Class R-2	$0.6293
Class R-3	$0.8536
Class R-4	$0.9882
Class R-5	$1.1339

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,226,793
Class B	38,470
Class C	89,681
Class F	221,543
Total	1,576,487
Class 529-A	16,967
Class 529-B	2,338
Class 529-C	6,937
Class 529-E	969
Class 529-F	1,092
Class R-1	4,192
Class R-2	28,402
Class R-3	165,911
Class R-4	237,613
Class R-5	421,077
Total	885,498

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$46.83
Class B	$46.14
Class C	$45.64
Class F	$46.62
Class 529-A	$46.53
Class 529-B	$45.71
Class 529-C	$45.63
Class 529-E	$46.17
Class 529-F	$46.54
Class R-1	$45.45
Class R-2	$45.62
Class R-3	$46.04
Class R-4	$46.17
Class R-5	$46.86

Item 74A through 74T
Condensed balance sheet data:

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$75,559
B) Repurchase agreements	-
C) Short-term debt securities other than repurchase agreements	$11,885,906
D) Long-term debt securities including convertible debt	-
E) Preferred, convertible preferred, and adjustable rate preferred stock	-
F) Common stock	$102,380,387
G) Options on equities	-
H) Options on all futures	-
I) Other investments	-
J) Receivables from portfolio instruments sold	$514,162
K) Receivables from affiliated persons	-
L) Other receivables	$733,998
M) All other assets	-
N) Total assets	$115,590,012
O) Payables for portfolio instruments purchased	$567,759
P) Amounts owed to affiliated persons	$75,904
Q) Senior long-term debt	-
R1) Reverse repurchase agreements	-
R2) Short sales	-
R3) Written options	-
R4) All other liabilities	$170,813
S) Senior equity	-
T) Net Assets of common shareholders	$114,775,536

Item 75B
Average net assets during the current reporting period ($000’s omitted)

B) Monthly average (for all other funds)	$116,190,727

Item 48K1 and K2
Advisory Contract ($000’s omitted)

K1) Maximum Asset Value	$115,000,000
K2) Maximum Fee Rate	0.3970